QuickLinks -- Click here to rapidly navigate through this document
FOR FURTHER INFORMATION:
At the Company: Raj Rai President & Chief Operating Officer (847) 604-7124	At In-Site Communications, Inc.: Lisa Carlton-Wilson Investor Relations (212) 759-3929
  (a)
  FOR IMMEDIATE RELEASE

OPTION CARE INC.'S SPECIALTY PHARMACY SUBSIDARY, OPTIONMED, SIGNS
CONTRACT WITH HEALTH NEW ENGLAND INC.

    BANNOCKBURN, Ill., September 27, 2001—Option Care, Inc. (Nasdaq: OPTN), announced today that its specialty pharmacy and distribution subsidiary, OptionMed™, has signed a prescription drug agreement with Health New England, Inc.

    Under terms of the agreement, OptionMed will provide non-compounded injectable prescription drugs to 90,000 Health New England HMO and point of service members in western Massachusetts. Pharmaceuticals will be delivered directly to physician's offices and to member's homes on a patient specific basis.

    Peter Straley, CEO, Health New England, Inc., commented, "This agreement is important for Health New England because it is a big step in helping to manage the escalating cost of pharmaceuticals. We believe that this relationship will also bring additional value to our membership."

    Raj Rai, Option Care President and CEO, stated, "We are pleased to have been chosen to provide Health New England members with these critical injectable medications. This pharmacy distribution agreement is our first in the northeast and complements our long history of providing IV services in the region."

    Option Care provides pharmacy services to patients on behalf of managed care organizations and other third party payors. Option Care contracts with payors to provide infusion therapy, specialty pharmacy prescriptions and related services to patients at home or at other alternate-site settings, such as physicians' offices. Option Care's pharmacy and related services are provided locally through its nationwide network of 129 owned and franchised pharmacy locations and through our three regional specialty pharmacies that operate under the name OptionMed™. Additional information can be found on the companies' websites at www.optioncare.com and www.mbimbi.com.

    This release contains certain forward-looking statements. These statements involve risks and uncertainties. Please see Option Care's filings and reports with the Securities and Exchange Commission for additional risk factors. 2

QuickLinks

OPTION CARE INC.'S SPECIALTY PHARMACY SUBSIDARY, OPTIONMED, SIGNS CONTRACT WITH HEALTH NEW ENGLAND INC.